EX-11
Statement Re:  Computation of Earnings per Share

                              FaxSav Incorporated

                              Earnings per share
                              (proforma in 1996)

                                  EXHIBIT 11

                                     For the three months ended   For the six months ended
                                               June 30                    June 30
                                         1996          1997         1996           1997
                                     -----------------------------------------------------
Net Loss                             $(1,814,428)  $(1,912,987)  $(3,986,197)  $(3,432,073)
                                     ===========   ===========   ===========   ===========
Weighted average number of
common and equivalent shares
used in computing pro forma
loss per share:

      Actual                           9,795,654       497,905     9,791,748       498,055

      Effect of converting all
      preferred into common stock              0     7,799,025             0     8,111,064
                                     -----------   -----------   -----------   -----------

                                       9,795,654     8,296,930     9,791,748     8,609,119
                                     ===========   ===========   ===========   ===========
Net loss per common and
equivalent share (proforma in 1996)  $      (.19)  $      (.23)  $      (.41)  $      (.40)
                                     ===========   ===========   ===========   ===========